EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            USA WASTE SERVICES, INC.


                   USA Waste Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

                   1. That the Board of Directors of the Corporation has approved resolutions recommending to the stockholders of the Corporation that the Corporation's Restated Certificate of Incorporation be amended in the following respects:

                            That Article First of the Corporation's Restated Certificate of Incorporation be deleted in its entirety, and the following be inserted in its place:

                            First: The name of the Corporation is "Waste Management, Inc.".

                            That the first sentence of Article Fourth of the Corporation's Restated Certificate of Incorporation be deleted in its entirety, and the following be inserted in its place:

                            Fourth: The total number of shares of capital stock which the Corporation shall have authority to issue is one billion, five hundred and ten million (1,510,000,000), divided into one billion, five hundred million (1,500,000,000) shares of Common Stock of the par value of one cent ($0.01) per share and ten million (10,000,000) shares of Preferred Stock of the par value of one cent ($0.01) per share.

                   2. That said resolutions were duly approved by the stockholders of the Corporation at the special meeting of the stockholders of the Corporation held on July 15, 1998, notice of which was given in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware.

                   3. That such amendments to the Corporation's Restated Certificate of Incorporation have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.




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                                        2

                   IN WITNESS WHEREOF, this Certificate of Amendment of the Corporation's Restated Certificate of Incorporation has been executed as of this 16th day of July, 1998.


                                        USA WASTE SERVICES, INC.



                                        By:  /s/ Gregory T. Sangalis
                                           -------------------------------------
                                            Name:  Gregory T. Sangalis
                                            Title:  Vice President and Secretary

ATTEST:



By:     /s/ Bryan J. Blankfield
    --------------------------------
       Name:  Bryan J. Blankfield
       Title:  Assistant Secretary